Registration No. 333-________

As filed with the United States Securities and Exchange Commission on October 18, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IHS Holding Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Cathedral Piazza 123 Victoria Street London SW1E 5BP United Kingdom
(Address of principal executive offices)

IHS Holding Limited 2021 Omnibus Incentive Plan

Nicholas Land Restricted Stock Unit Award Agreement

Ursula Burns Restricted Stock Unit Award Agreement

John Ellis Bush Restricted Stock Unit Award Agreement

Aniko Szigetvari Restricted Stock Unit Award Agreement

Phuthuma Nhleko Restricted Stock Unit Award Agreement

Maria Carolina Lacerda Restricted Stock Unit Award Agreement

Bashir El Rufai Restricted Stock Unit Award Agreement

IHS Holding Limited Long Term Incentive Plan

(Full title of the plan)

C T Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name, address and telephone number of agent for service)

With a copy to:

Marc D. Jaffe, Esq.

Ian D. Schuman, Esq.

Benjamin J. Cohen, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.30 per share
IHS Holding Limited 2021 Omnibus Incentive Plan	22,120,000 (2)	$17.66 (11)	$390,639,200.00	$36,212.25
Nicholas Land Restricted Stock Unit Award Agreement	37,112 (3)	$17.66 (11)	$655,397.92	$60.76
Ursula Burns Restricted Stock Unit Award Agreement	37,112 (4)	$17.66 (11)	$655,397.92	$60.76
John Ellis Bush Restricted Stock Unit Award Agreement	37,112 (5)	$17.66 (11)	$655,397.92	$60.76
Aniko Szigetvari Restricted Stock Unit Award Agreement	37,112 (6)	$17.66 (11)	$655,397.92	$60.76
Phuthuma Nhleko Restricted Stock Unit Award Agreement	37,112 (7)	$17.66 (11)	$655,397.92	$60.76
Maria Carolina Lacerda Restricted Stock Unit Award Agreement	37,112 (8)	$17.66 (11)	$655,397.92	$60.76
Bashir El Rufai Restricted Stock Unit Award Agreement	37,112 (9)	$17.66 (11)	$655,397.92	$60.76
IHS Holding Limited Long Term Incentive Plan	23,816,391 (10)	$0.00 (11)	$0.00	$0.00
Total	46,196,175		$395,226,985.00	$36,637.57

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, each with a par value of $0.30 per share (“Ordinary Shares”), of IHS Holding Limited (the “Registrant”), issuable pursuant to the plan set forth in this table (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Plans by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)	Represents the Ordinary Shares initially available and reserved for issuance under the IHS Holding Limited 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

(3)	Represents the Ordinary Shares initially available and reserved for issuance under the Nicholas Land IHS Holding Limited Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement, dated as of October 18, 2021.

(4)	Represents the Ordinary Shares initially available and reserved for issuance under the Ursula Burns IHS Holding Limited Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement, dated as of October 18, 2021.

(5)	Represents the Ordinary Shares initially available and reserved for issuance under the John Ellis Bush IHS Holding Limited Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement, dated as of October 18, 2021.

(6)	Represents the Ordinary Shares initially available and reserved for issuance under the Aniko Szigetvari IHS Holding Limited Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement, dated as of October 18, 2021.

(7)	Represents the Ordinary Shares initially available and reserved for issuance under the Phuthuma Nhleko IHS Holding Limited Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement, dated as of October 18, 2021.

(8)	Represents the Ordinary Shares initially available and reserved for issuance under the Maria Carolina Lacerda IHS Holding Limited Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement, dated as of October 18, 2021.

(9)	Represents the Ordinary Shares initially available and reserved for issuance under the Bashir El Rufai IHS Holding Limited Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement, dated as of October 18, 2021.

(10)	Represents the Ordinary Shares initially available and reserved for issuance under the IHS Holding Limited Long Term Incentive Plan (the “Long Term Incentive Plan”).

(11)	For purposes of computing the registration fee only. Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the Omnibus Incentive Plan is based upon the average of the high and low prices of the Company’s Ordinary Shares as reported on the New York Stock Exchange on October 14, 2021, which date is within five business days prior to the filing of this Registration Statement, and with respect to the Long Term Incentive Plan is based upon the weighted-average exercise price of previously granted stock options that remain outstanding ($0 per share).

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)                the Registrant’s prospectus filed with the Commission on October 15, 2021, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-1, as amended (File No. 333-259593); and

(b)                 the description of the Registrant’s Ordinary Shares contained in the prospectus included in the Registrant’s registration statement on Form 8-A, filed with the Commission on October 5, 2021 (File No. 001-40876), together with any amendment or report thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrants with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association (our “Articles”) provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, wilful default or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Our Articles provide:

“Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

140. No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.”

We intend to enter into separate indemnification agreements with each of our executive officers and directors.

Reference is also made to the Underwriting Agreement filed with the Form F-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Articles of Association of IHS Holding Limited (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, Amendment No. 1., No. 333- 259593)

5.1	Opinion of Walkers (Cayman) LLP

23.1	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form F-1, Amendment No. 1., No. 333-259593)

99.2	2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form F-1, Amendment No. 1., No. 333-259593)

99.3	Form of Non-Employee Director Restricted Stock Unit Award Agreement

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, United States on October 18, 2021.

IHS Holding Limited

By:	/s/ Sam Darwish

Name: Sam Darwish
Title:	Chairman, Group Chief Executive Officer and Director

1

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sam Darwish and Adam Walker and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on October 18, 2021 in the capacities indicated:

Name	Title

/s/ Sam Darwish	Chairman, Group Chief Executive Officer and Director
Sam Darwish	(principal executive officer)
/s/ Adam Walker	Executive Vice President and Chief Financial Officer
Adam Walker	(principal financial officer and principal accounting officer)
/s/ John Ellis Bush	Member of the Board
John Ellis Bush
/s/ Ursula Burns	Member of the Board
Ursula Burns
/s/ Nicholas Land	Member of the Board
Nicholas Land
/s/ Bryce Fort	Member of the Board
Bryce Fort
/s/ Frank Dangeard	Member of the Board
Frank Dangeard
/s/ Maria Carolina Lacerda	Member of the Board
Maria Carolina Lacerda
/s/ Aniko Szigetvari	Member of the Board
Aniko Szigetvari
/s/ Phuthuma Nhleko	Member of the Board
Phuthuma Nhleko

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of IHS Holding Limited has signed this registration statement on October 18, 2021.

By:	/s/ Sam Darwish

Name: Sam Darwish
Title:	Chairman, Group Chief Executive Officer and Director